Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Reports First Quarter 2023 Results

•	Consolidated Net Revenue of $13.5 Million Up 14% vs. First Quarter of 2022
•	Global End User Demand Up 14% vs. First Quarter of 2022
•	Financial Results and Corporate Update Conference Call Cancelled

ATLANTA, May 15, 2023 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer, today announced financial results for the first quarter of 2023.

“We experienced solid growth behind ILUVIEN in the first quarter with an exceptional demand increase in our international segment, resulting in our strongest first quarter to date” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “In the first quarter, we also strengthened our financial position through a set of strategic transactions including the elimination of the Series A Preferred Stock liquidation preference overhang, an additional cash investment, and extension of our loan facility. We are also excited that we are nearing completion of enrollment in our landmark NEW DAY study, needing less than 10 more patients to reach our goal.”

Key First Quarter Highlights:

•

Global end user demand up 14% over Q1 2022 at 1,350 units for the quarter. Product revenue increased 14% to $13.5 million due to strong and consistent messaging and a continued focus on key target accounts.

•	Repurchased and retired all outstanding Series A Preferred Stock, which eliminated the associated $24 million liquidation preference.
•	Completed a $12 million private placement of Series B Preferred Stock and common stock warrants pursuant to a securities purchase agreement with Velan Capital and Caligan Partners.
•

Amended its $45 million term loan agreement with its current lenders, investment affiliates managed by SLR Capital Partners, LLC, to extend the interest-only period for at least two years and extend the final maturity date to April 30, 2028.

•	Appointed Michael Kaseta and Adam Morgan to its Board of Directors, as designees of Caligan Partners and Velan Capital, respectively.

•	Submitted Marketing Authorization Application in Switzerland for ILUVIEN.

First Quarter 2023 Financial Results

Revenue

Product revenue was up 14% to approximately $13.5 million for Q1 2023, compared to $11.9 million for Q1 2022 due to increased unit sales volume in both segments of Alimera’s business.

U.S. product revenue increased 10% to approximately $7.6 million for Q1 2023 compared to U.S. product revenue of $6.9 million for Q1 2022. U.S. end user demand, which represents units purchased by physicians and pharmacies from Alimera’s distributors, increased 9% to 1,005 units during Q1 2023 compared to 918 units during Q1 2022.

The difference between GAAP revenue and end user demand is due to the timing of distributor purchases. During Q1 2023, Alimera’s distributors sold approximately 10% more units to end users than they purchased from Alimera.

International net revenue increased 18% to approximately $5.9 million in Q1 2023, compared to approximately $5.0 million in Q1 2022. The increase in international net revenue in Q1 2023 was primarily due to an approximately 32% increase in units included in GAAP revenue in Q1 2023.

Operating Expenses

Total operating expenses were approximately $14.8 million for Q1 2023, compared to approximately $14.4 million for Q1 2022.  Alimera incurred approximately $1.3 million in bad debt expense and cost associated with the refinancing of its debt facility in Q1 2023 that are not expected to recur in future periods.

Cash and Cash Equivalents

As of March 31, 2023, Alimera had cash and cash equivalents of approximately $13.1 million, compared to $5.3 million at December 31, 2022.

About Alimera Sciences, Inc.

www.alimerasciences.com

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Adjusted net product revenue, each as defined below, which are non-GAAP financial measures. Alimera uses these measures to supplement the financial information presented on a GAAP basis. Alimera believes that excluding certain items from its GAAP financial results allows management to better understand its ongoing operations and analyze its financial performance from period to period and provides meaningful supplemental information to its investors.

Alimera defines “Adjusted EBITDA” as earnings before interest, taxes, depreciation, amortization, stock-based compensation expenses, net unrealized gains and losses from foreign currency exchange transactions, gains on extinguishment of debt, preferred stock dividends, severance expenses and change in fair value of warrant asset.  Beginning in the first quarter of 2023, Alimera began reflecting preferred stock dividends in its calculation of Adjusted EBITDA to reflect the securities issued in its March 2023 equity financing.

Alimera believes that Adjusted EBITDA, when taken together with its corresponding GAAP financial measure, provides meaningful supplemental information to its investors regarding its performance by excluding certain items that may not be indicative of its business, results of operations, or outlook. Accordingly, Adjusted EBITDA for the three months ended March 31, 2023 and 2022, together with a reconciliation to GAAP net income or loss, its most directly comparable GAAP financial measure, has been presented in the table entitled “Reconciliation of GAAP Loss to Non-GAAP Adjusted EBITDA.”

Alimera is subject to variability of its reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The adjustment of the effects of foreign currency exchange in its international segment as if foreign exchange rates had remained constant with the same periods of 2022, or what Alimera refers to as Adjusted net product revenue, is a non-GAAP measure. Alimera believes that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods and additional insight into the underlying performance of its business outside of the U.S. Accordingly, Adjusted net product revenue for the three months ended March 31, 2023 and 2022, together with a reconciliation to GAAP net product revenue, its most directly comparable GAAP financial measure, has been presented in the table entitled “Reconciliation of GAAP Net Product Revenue to Non-GAAP Adjusted Net Product Revenue.”

These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies, including companies in Alimera’s industry, because not all companies calculate Adjusted EBITDA or Adjusted net product revenue in an identical manner or may use other financial measures to evaluate their performance. Therefore, these non-GAAP financial measures may be limited in their usefulness for comparison between companies.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from or as a substitute for other financial performance measures prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. The principal limitation of these non-GAAP financial measures is that they exclude significant elements required by GAAP to be recorded in Alimera’s financial statements. In addition, these non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management. Investors are encouraged not to rely on any single financial measure to evaluate Alimera’s business.

Forward Looking Statements

This press release, includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, Alimera’s expectations with respect to potential acquisition and growth opportunities, the use of proceeds from its credit facility, the value recovered for common stockholders, the commencement, enrollment, timing and outcome of its clinical studies, demand for its product, its business strategy, future operations, future financial position including the timeline for achieving positive Adjusted EBITDA, future revenues, projected costs, prospects, plans and objectives . Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplates,” “predict,” “project,” “target,” “likely,” “potential,” “continue,” “ongoing,” “will,” “would,” “should,” “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based on current expectations and involve inherent risks and uncertainties (some of which are beyond Alimera’s control), including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s most recently filed Annual Report on Form 10-K, most recently filed Quarterly Report on Form 10-Q, and any of Alimera’s subsequent filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely on the forward-looking statements Alimera makes or that are made on its behalf as predictions of future events. These forward-looking statements speak only as of the date of this press release. Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For investor inquiries:                                                  For media inquiries:

Scott Gordon                                                                  Jules Abraham

for Alimera Sciences                                                      for Alimera Sciences
scottg@coreir.com                                                         julesa@coreir.com

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ALIMERA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	(unaudited)
	(In thousands, except share and per share data)
CURRENT ASSETS:
Cash and cash equivalents	$13,086	$5,274
Restricted cash	31	30
Accounts receivable, net	18,433	19,612
Prepaid expenses and other current assets	2,910	2,892
Inventory	1,215	1,605
Total current assets	35,675	29,413
NON-CURRENT ASSETS:
Property and equipment, net	2,419	2,525
Right of use assets, net	1,338	1,395
Intangible asset, net	8,479	8,957
Deferred tax asset	131	129
Warrant asset	197	183
TOTAL ASSETS	$48,239	$42,602
CURRENT LIABILITIES:
Accounts payable	$9,669	$10,088
Accrued expenses	4,241	3,998
Notes payable	—	25,313
Finance lease obligations	263	333
Total current liabilities	14,173	39,732
NON-CURRENT LIABILITIES:
Notes payable, net of discount	44,152	18,683
Common Warrants	3,788	—
Other non-current liabilities	5,042	4,995
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT:
Preferred stock
Series A Convertible Preferred Stock	—	19,227
Series B Convertible Preferred Stock	7,728	—
Common stock	74	70
Additional paid-in capital	378,146	378,238
Accumulated deficit	(402,081)	(415,388)
Accumulated other comprehensive loss	(2,783)	(2,955)
TOTAL STOCKHOLDERS’ DEFICIT	(18,916)	(20,808)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$48,239	$42,602

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

	Three Months Ended
	March 31,
	2023	2022
	(In thousands, except share and per share data)
	(unaudited)
REVENUE:
PRODUCT REVENUE, NET	$13,546	$11,898
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(2,028)	(1,680)
GROSS PROFIT	11,518	10,218
RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	4,164	3,583
GENERAL AND ADMINISTRATIVE EXPENSES	4,171	3,240
SALES AND MARKETING EXPENSES	5,804	6,853
DEPRECIATION AND AMORTIZATION	681	689
OPERATING EXPENSES	14,820	14,365
LOSS FROM OPERATIONS	(3,302)	(4,147)
INTEREST EXPENSE AND OTHER	(1,667)	(1,364)
UNREALIZED FOREIGN CURRENCY (LOSS) GAIN, NET	(13)	108
CHANGE IN FAIR VALUE OF WARRANT ASSET	14	(552)
NET LOSS	(4,968)	(5,955)
PREFERRED STOCK DIVIDENDS	(14)	—
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(4,982)	$(5,955)
NET LOSS PER SHARE APPLICABLE TO COMMON STOCKHOLDERS — Basic and Diluted	$(0.71)	$(0.85)
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and Diluted	7,032,231	6,990,737

RECONCILIATION OF GAAP MEASURES TO NON-GAAP ADJUSTED MEASURES

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

(in thousands)

	Three Months Ended
	March 31,
	2023	2022
	(Unaudited)

GAAP NET LOSS	$(4,968)	$(5,955)
Adjustments to net loss:
Interest expense and other	1,667	1,364
Depreciation and amortization	681	689
Stock-based compensation expenses	226	313
Unrealized foreign currency exchange (gains) losses	13	(108)
Change in fair value of warrant asset	(14)	552
NON-GAAP ADJUSTED EBITDA	$(2,395)	$(3,145)

RECONCILIATION OF GAAP NET PRODUCT REVENUE TO NON-GAAP ADJUSTED NET PRODUCT REVENUE

	Three Months Ended
	March 31,
	2023	2022
	(Unaudited)

GAAP NET PRODUCT REVENUE	$13,546	$11,898
Adjustment to net product revenue:
Foreign currency fluctuations, net	(273)	—
NON-GAAP ADJUSTED NET PRODUCT REVENUE	$13,273	$11,898